Filed Pursuant to Rule 424(b)(3)
Registration No. 333-112904
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 6, 2004)

Valeant Pharmaceuticals International

$240,000,000 3.0% Convertible Subordinated Notes due 2010

$240,000,000 4.0% Convertible Subordinated Notes due 2013
and the Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by various selling securityholders of $240,000,000 aggregate principal amount of our 3.0% convertible subordinated notes due 2010, $240,000,000 aggregate principal amount of our 4.0% convertible subordinated notes due 2013 and shares of our common stock into which the notes are convertible. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 6, 2004. Our common stock is quoted on the New York Stock Exchange under the symbol “VRX.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 2 dated August 30, 2004.

     The information appearing in the following table supplements or supersedes (where the name of the selling securityholder appears in our prospectus or any supplement thereto) in part the information in the table under the heading “Selling Securityholders” in our prospectus (as amended by any previous prospectus supplement) and was provided by or on behalf of the selling securityholders.

	Principal Amount of			Percentage of
	Notes Beneficially	Principal Amount of	Number of Shares of	Common
	Owned Prior to	Notes Offered by	Common Stock That	Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

3.0% convertible subordinated notes due 2010 (CUSIP No. 91911XAA2)
FIST Franklin Convertible Securities Fund(3)	$2,000,000	$2,000,000	63,267	*
LDG Limited	212,000	212,000	6,706	*
MSS Convertible Arbitrage I (c/o TQA Investors, LLC)	10,000	10,000	316	*
Sphinx Fund c/o TQA Investors	238,000	238,000	7,528	*
TQA Master Fund Ltd.	1,902,000	1,902,000	60,167	*
TQA Master Plus Fund Ltd.	3,106,000	3,106,000	98,253	*
Xavex Convertible Arbitrage 7 Fund (c/o TQA Investors, LLC)	659,000	659,000	20,846	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	373,000	373,000	11,799	*
All other holders of 3.0% convertible subordinated notes due 2010 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(4)	$62,464,000	$62,464,000	1,975,961	2.35%

4.0% convertible subordinated notes due 2013 (CUSIP No. 91911XAC8)
BP Amoco PLC Master Trust	$1,575,000	$1,575,000	$49,822	*
Consulting Group Capital Markets Fund (The) c/o SSI Investment Management	435,000	435,000	13,760	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	435,000	435,000	13,760	*
Institutional Benchmarks Master Fund, Ltd. c/o SSI Investment Management	1,491,000	1,491,000	47,165	*
Partners Group Alternative Strategies PCC Ltd.	160,000	160,000	5,061	*
Sphinx Convertible Arb Fund SPC c/o SSI Investment Management	1,369,000	1,369,000	43,306	*
SSI Hedged Convertible Market Neutral L.P.	788,000	788,000	24,927	*
SSI Blended Market Neutral L.P.	864,000	864,000	27,331	*
Viacom Inc. Pension Plan Master Trust	43,000	43,000	1,360	*
All other holders of 4.0% convertible subordinated notes due 2013 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(4)	$99,563,000	$99,563,000	3,149,536	3.75%

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if and when required.

(2)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion rate of 31.6336 shares for each $1,000 principal amount of notes and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.” As a result, the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under “Description of the Notes — Conversion of Notes,” the notes are convertible only in specified circumstances.

(3)	Corrects the name of the selling securityholder erroneously identified in our prospectus dated August 6, 2004 as “First Franklin Convertible Securities Fund.”

(4)	Information concerning other selling securityholders will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if required.